MACOM Reports Fiscal Second Quarter 2019 Financial Results

LOWELL, MA, May 7, 2019 - MACOM Technology Solutions Holdings, Inc. (Nasdaq: MTSI) (“MACOM”), a leading supplier of high-performance RF, microwave, millimeterwave and lightwave semiconductor products, today announced its financial results for its fiscal second quarter ended March 29, 2019.
Second Quarter Fiscal Year 2019 GAAP Results

•	Revenue was $128.5 million, a decrease of 14.6% compared to $150.4 million in the previous year fiscal second quarter and a decrease of 14.7% compared to $150.7 million in the prior fiscal quarter;

•	Gross profit was $57.3 million, a decrease of 12.6% compared to $65.6 million in the previous year fiscal second quarter and a decrease of 25.2% compared to $76.6 million in the prior fiscal quarter;

•	Gross margin was 44.6%, compared to 43.6% in the previous year fiscal second quarter and 50.8% in the prior fiscal quarter;

•	Operating loss was $30.2 million, compared to a loss of $23.4 million in the previous year fiscal second quarter and a loss of $14.4 million in the prior fiscal quarter; and

•
Net loss from continuing operations was $46.2 million, or $0.71 loss per diluted share, compared to net loss of $15.5 million, or $0.50 loss per diluted share, in the previous year fiscal second quarter and net loss of $23.4 million, or $0.44 loss per diluted share, in the prior fiscal quarter.

Second Quarter Fiscal Year 2019 Adjusted Non-GAAP Results

•
Adjusted revenue, which excludes $7.0 million of revenue that was previously included as adjusted revenue in the fiscal third quarter of 2018, was $121.5 million, a decrease of 19.2% compared to $150.4 million in the previous year fiscal second quarter and a decrease of 19.4% compared to $150.7 million in the prior fiscal quarter;

•	Adjusted gross margin was 48.7%, compared to 51.6% in the previous year fiscal second quarter and 56.3% in the prior fiscal quarter;

•
Adjusted operating loss was $4.2 million, or 3.4% of revenue, compared to adjusted operating income of $15.7 million, or 10.5% of revenue, in the previous year fiscal second quarter and adjusted operating income of $21.9 million, or 14.5% of revenue, in the prior fiscal quarter;

•
Adjusted net loss was $11.6 million, or $0.18 loss per diluted share, compared to adjusted net income of $8.5 million, or $0.13 per diluted share, in the previous year fiscal second quarter and adjusted net income of $12.9 million, or $0.20 per diluted share, in the prior fiscal quarter; and

•	Adjusted EBITDA was $3.4 million, compared to $23.4 million for the previous year fiscal second quarter and $29.5 million for the prior fiscal quarter.
Management Commentary
“Fiscal Q2 was a challenging quarter as the magnitude of the Data Center inventory correction has been deeper and more disruptive than we originally anticipated. However, some customers are indicating they will be exiting the quarter at more normalized inventory levels, which is a leading indicator of a recovery in the second half of the year,” said John Croteau, President and CEO of MACOM.
“Despite this temporary, albeit precipitous market correction in Data Centers, the fundamental demand drivers for each of our growth opportunities remain intact with several potentially coming to fruition simultaneously."
Mr. Croteau concluded, “Our recently announced joint venture with Goertek is a great example of a proactive solution to the challenge of seizing these windows of opportunity with a prudent OpEx model. The JV places

MACOM in an even better position for success in 5G basestations, while defraying operating expenses, and at the same time, retaining substantial earnings power for our shareholders.”
Business Outlook
For the fiscal third quarter ending June 28, 2019, MACOM expects revenue to be in the range of $120 million to $124 million. Adjusted gross margin is expected to be between 53% and 55%, and adjusted loss per share is expected to be between $(0.08) and $(0.04) on an anticipated 66.5 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Tuesday, May 7, 2019 at 5:00 p.m. Eastern Time to discuss its fiscal second quarter 2019 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 6194258.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 with a passcode of 6194258. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.
Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained.  Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters.
Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield.
MACOM is the partner of choice to the world’s leading communications infrastructure, aerospace and defense companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of RF, microwave, millimeterwave and lightwave semiconductor products.
MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.
Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe and Asia.
MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners. For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn and Facebook or visit the MACOM YouTube Channel.

Special Note Regarding Forward-Looking Statements
This press release and our commentary in our conference call held today each contain forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, information concerning our stated business outlook and future results of operations, our expectations concerning our plans to follow through on investments in support of critical customers and program ramps, our expectations for business and market conditions, our positioning and growth aspirations in the Industrial & Defense, Data Center, Telecom, Cloud Data Center, 5G Telecom and China markets and elsewhere, the requirements, timing and success of the 5G Telecom buildout, the potential consideration, timing and benefits associated with our joint venture transaction with Goertek, the size of the 5G Telecom opportunity, our expectations for the launch and success of our Data Center solutions business model, our anticipated controlled ramp and efforts to scale our 25G lasers into high volume production, statements regarding market and geographic cycles and downturns for MACOM in terms of revenue and demand, our anticipated ability to navigate international trade tensions and geopolitical headwinds, our belief that recent macroeconomic and trade-related cross currents are short term and temporary in nature, our commitment to invest in our portfolio of disruptive technologies, our beliefs regarding our ability to meet industry demand, any expectations as to our relationships with customers and vendors, statements about the inventory levels of customers, our predictions regarding the build out of ground based radar in the United States, our belief that Global and Homeland Defense will be a growth engine, our future market share, the timing or nature of future Cloud Data Center and network upgrade cycles, our prediction that 100G has a long lifecycle, customer order activity and customer adoption of our solutions, our future investment decisions, our GaN strategy and expectations for execution on that strategy, business strategies, competitive position, industry conditions, acquisitions and market opportunities. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "seeks," "should," "will," "would" or similar expressions and the negatives of those terms.
These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including the potential that we are unable to identify and timely enter into new markets for our products, such as our publicly-announced market opportunities in Cloud Data Centers, 100G optical networks, 10G PON, 25G lasers, L-PICs, Active and Security Radar Antennas and our AlGaAs, heterolithic microwave ICs (HMIC), Indium Phosphide (InP) etched facet laser and GaN technologies, the potential that we are unable to timely deliver the quantities of our products targeting these or other applications at the right price point due to design challenges, manufacturing bottlenecks, supply shortages, yield issues or otherwise, the potential that the expected rollout of Cloud Data Center build-outs, 5G network upgrades, fiber-to-the-home network technology or other new optical or other network technology deployments in the U.S., China, Japan and other geographies fails to occur, occurs more slowly than we expect or do not result in the amount or type of new business we anticipate, lower than expected demand in the Cloud Data Center market, the optical network infrastructure market or any or all of our primary end markets or from any or all of our large OEM customers based on seasonal effects, regulatory action (such as the ZTE export ban or ongoing Huawei investigation and resulting charges or other denial orders prohibiting sales to Chinese customers) or inaction, technology shifts, standards changes, macro-economic weakness or otherwise, and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive, intellectual property and regulatory nature, the potential for greater than expected pricing pressure and average selling price erosion based on attempts to win or maintain market share, competitive factors, technology shifts or otherwise, the impact of international trade agreements, including new or potential increases in existing trade tariffs, on our business, our suppliers, or our customers, our potential inability to ramp key new products into volume production with acceptable manufacturing yields to satisfy key customer demand in a timely fashion, the potential for inventory obsolescence and related write-offs, a delay or failure to efficiently transition the activities from our Ithaca facility to our headquarters, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, the potential loss of access to any in-licensed intellectual property or inability to license technology we may require on reasonable terms, the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, greater than expected dilutive effect on earnings of our equity issuances, outstanding indebtedness and related interest expense and other costs, our failure to realize the expected economies of scale, lowered production cost, increased customer penetration and other anticipated benefits of our previously announced GaN intellectual property licensing program or supply chain build-out initiatives, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by any customer in winning business or to make purchases from us in support of such business, lack of adoption or delayed adoption by customers and industries we serve of Cloud Data Centers, MACsec, single-Lambda PAM4, MMICs, L-PICs, Active and Security Antennas, SPAR tiles, GaN, InP lasers, AlGaAs HMIC, or other solutions offered by us, failures or delays in porting and qualifying GaN or InP process technology to our fabrication facilities or third party facilities and achieving anticipated manufacturing economies of scale, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development or new product introduction efforts, loss of key personnel to competitors or otherwise, failure of any announced transaction, such as our joint venture transaction with Goertek, to close on the anticipated timeframe or at all, in accordance with its terms, failure to successfully integrate acquired companies, technologies or products or realize synergies or other anticipated benefits associated with acquisitions, divestitures or joint venture transactions, the potential that we will experience difficulties in managing the personnel and operations associated with our acquisitions, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the impact of any executed or abandoned acquisition, divestiture, joint venture, financing or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the impact of changes in export, environmental or other laws applicable to us, the relative success of our cost-savings initiatives, as well as those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended September 28, 2018, as filed on November 16, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2018, as filed on February 6, 2019. Except as required by law, MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to GAAP reporting, MACOM provides investors with financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), such as: non-GAAP revenue, non-GAAP gross profit and gross margin, non-GAAP income (loss) from operations and operating margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP income tax rate, adjusted EBITDA and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, deferred revenue, intangible amortization expense, share-based and non-cash compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, equity investment gains and losses, divested business losses, other costs and the tax effect of each adjustment.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Deferred Revenue - includes deferred revenue invoiced during the third fiscal quarter of 2018 which was associated with our Data Center solutions business model. In the fiscal third quarter of 2018, MACOM delivered materials required, and received customer written acceptance. In the fiscal second quarter of 2019 we recorded this $7.0 million amount as GAAP revenue and have now excluded it from our non-GAAP adjusted revenue as this amount was previously included in our third fiscal quarter 2018 adjusted revenue. This non-GAAP revenue was not included in our fiscal year 2019 second quarter financial guidance.

Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and the expense is non-cash.

Share-Based and Non-cash Compensation Expense - includes share-based compensation including awards that are equity and liability classified on our balance sheet. Share based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.

Impairment Charges - on April 15, 2018, Zhongxing Telecommunications Equipment Corporation, of Shenzhen, China, and certain affiliated entities (collectively "ZTE") were added to the U.S. Department of Commerce's Bureau of Industry and Security's List of Denied Persons. Fiscal year 2018 includes expenses associated with the impairment of property and equipment, inventory and other assets associated with ZTE which are not expected to have any future value. The adjustment recorded as a gross profit adjustment in the quarter ended December 28, 2018 is associated with these expenses. We believe these charges are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing, research and development or administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non-Cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement and term loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition, Integration and Restructuring Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration or restructuring period and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations - includes the profit and loss amounts of discontinued operations. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities. We do not exclude the consulting agreement income classified as discontinued operations because management views this income as part of our ongoing operations and correlated with future operations since we both derive income and incur ongoing costs associated with the consulting services available under the consulting agreement.

Equity Investment and Sale of Business Losses - includes losses associated with non-marketable equity investments we have in a private business. We believe the investment losses are non-cash in nature and including such amounts does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 8% for our fiscal year 2018 and the first and second quarters of fiscal year 2019. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our adjusted non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which is excluded from our adjusted net income and is neither deductible nor taxable for tax purposes, income taxed in foreign jurisdictions at generally lower tax rates, non-deductible compensation, research and development tax credits and merger expenses, as well as the establishment of a valuation allowance against our U.S. deferred tax assets during our fiscal year 2017. We believe it is beneficial for our management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time.  Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time. Our adjusted non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.

Adjusted EBITDA - is a calculation that adds depreciation expense to our adjusted income from operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period and adds AppliedMicro transaction-related payments. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analyzing a company's cash flow.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers
President
P: 949-224-3874
E: lsievers@sheltongroup.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 29, 2019	December 28, 2018	March 30, 2018	March 29, 2019	March 30, 2018

Revenue	$128,465	$150,689	$150,414	$279,154	$281,338
Cost of revenue	71,135	74,064	84,813	145,199	154,784
Gross profit	57,330	76,625	65,601	133,955	126,554
Operating expenses:
Research and development	42,361	43,525	41,596	85,885	83,246
Selling, general and administrative	41,998	42,519	39,287	84,518	76,922
Impairment charges	—	—	6,575	—	6,575
Restructuring charges	3,182	4,978	1,539	8,160	6,200
Total operating expenses	87,541	91,022	88,997	178,563	172,943
Loss from operations	(30,211)	(14,397)	(23,396)	(44,608)	(46,389)
Other (expense) income:
Warrant liability (expense) gain	(1,607)	5,468	17,015	3,862	31,624
Interest expense, net	(9,402)	(8,773)	(7,970)	(18,175)	(15,209)
Other expense, net	(4,440)	(4,569)	(4,139)	(9,010)	(4,133)
Total other (expense) income	(15,449)	(7,874)	4,906	(23,323)	12,282

Loss before income taxes	(45,660)	(22,271)	(18,490)	(67,931)	(34,107)
Income tax expense (benefit)	544	1,125	(3,024)	1,669	(1,671)
Loss from continuing operations	(46,204)	(23,396)	(15,466)	(69,600)	(32,436)
Loss from discontinued operations	—	—	(18)	—	(5,617)
Net loss	$(46,204)	$(23,396)	$(15,484)	$(69,600)	$(38,053)

Net loss per share:
Basic:
Loss from continuing operations	$(0.71)	$(0.36)	$(0.24)	$(1.06)	$(0.50)
Loss from discontinued operations	—	—	—	—	(0.09)
Loss per share - basic	$(0.71)	$(0.36)	$(0.24)	$(1.06)	$(0.59)

Diluted:
Loss from continuing operations	$(0.71)	$(0.44)	$(0.50)	$(1.12)	$(0.98)
Loss from discontinued operations	—	—	—	—	(0.09)
Loss per share - diluted	$(0.71)	$(0.44)	$(0.50)	$(1.12)	$(1.07)

Shares - Basic	65,531	65,277	64,549	65,404	64,437
Shares - Diluted	65,531	65,444	65,132	65,610	65,120

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 29, 2019	September 28, 2018

ASSETS
Current assets:
Cash and cash equivalents	$92,677	$94,676
Short term investments	99,708	98,221
Accounts receivable, net	87,386	97,375
Inventories	119,940	122,837
Income tax receivable	15,765	17,601
Assets held for sale, current	—	4,840
Prepaids and other current assets	29,783	23,311
Total current assets	445,259	458,861
Property and equipment, net	149,952	149,923
Goodwill and intangible assets, net	786,931	826,861
Deferred income taxes	2,298	2,272
Other investments	22,123	31,094
Other long-term assets	13,383	13,484
TOTAL ASSETS	$1,419,946	$1,482,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lease payable	$1,194	$467
Current portion of long-term debt	6,885	6,885
Accounts payable	35,080	41,951
Accrued liabilities	45,430	49,945
Deferred revenue	215	7,757
Total current liabilities	88,804	107,005
Lease payable, less current portion	29,147	29,023
Long-term debt obligations, less current portion	656,821	658,372
Common stock warrant liability	9,268	13,129
Deferred income taxes	452	389
Other long-term liabilities	18,429	5,902
Total liabilities	802,921	813,820
Stockholders' equity	617,025	668,675
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,419,946	$1,482,495

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six Months Ended
	March 29, 2019	March 30, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(69,600)	$(38,053)
Depreciation and amortization	55,478	54,439
Share based compensation	17,349	15,342
Warrant liability gain	(3,862)	(31,624)
Acquired inventory step-up amortization	—	224
Deferred income taxes	46	(573)
Loss on minority equity investment	8,971	4,085
Restructuring and impairment related charges	4,696	9,143
Other adjustments to reconcile loss to net operating cash	2,408	(2,860)
Inventories	2,904	(9,240)
Accounts receivable	9,989	28,992
Change in other operating assets and liabilities	(1,541)	(18,719)
Net cash provided by operating activities	26,838	11,156
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(375)	—
Sales, purchases and maturities of investments	(504)	56,241
Purchases of other investments	—	(5,000)
Proceeds associated with discontinued operations	—	(263)
Purchases of property and equipment	(22,600)	(26,580)
Net cash (used in) provided by investing activities	(23,479)	24,398
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from corporate facility financing obligation	—	1,081
Payments of notes payable and assumed debt	(3,960)	(3,847)
Proceeds from stock option exercises and employee stock purchases	2,416	3,252
Repurchase of common stock	(3,426)	(3,846)
Other adjustments	(577)	—
Net cash used in financing activities	(5,547)	(3,360)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	189	397
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,999)	32,591
CASH AND CASH EQUIVALENTS — Beginning of period	94,676	130,104
CASH AND CASH EQUIVALENTS — End of period	$92,677	$162,695

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 29, 2019	December 28, 2018	March 30, 2018	March 29, 2019	March 30, 2018
	Amount	Amount	Amount	Amount	Amount
Revenue - GAAP	$128,465	$150,689	$150,414	$279,154	$281,338
Deferred revenue	(7,000)	—	—	(7,000)	—
Adjusted revenue (Non-GAAP)	$121,465	$150,689	$150,414	$272,154	$281,338

	Three Months Ended						Six Months Ended
	March 29, 2019		December 28, 2018		March 30, 2018		March 29, 2019		March 30, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$57,330	44.6	$76,625	50.8	$65,601	43.6	$133,955	48.0	$126,554	45.0
Amortization expense	7,872	6.5	8,053	5.3	8,173	5.4	15,925	5.9	16,320	5.8
Share-based and non-cash compensation	942	0.8	533	0.4	952	0.6	1,475	0.5	1,879	0.7
Impairment related charges	—	—	(991)	(0.7)	2,568	1.7	(991)	(0.4)	2,568	0.9
Acquisition, integration and restructuring related costs	—	—	547	0.4	358	0.2	547	0.2	697	0.2
Deferred revenue	(7,000)	(5.8)	—	—	—	—	(7,000)	(2.6)	—	—
Adjusted gross profit (Non-GAAP)	$59,144	48.7	$84,767	56.3	$77,652	51.6	$143,911	52.9	$148,018	52.6

	Three Months Ended						Six Months Ended
	March 29, 2019		December 28, 2018		March 30, 2018		March 29, 2019		March 30, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$87,541	68.1	$91,022	60.4	$88,997	59.2	$178,563	64.0	$172,943	61.5
Amortization expense	(11,883)	(9.8)	(12,519)	(8.3)	(11,753)	(7.8)	(24,402)	(9.0)	(22,746)	(8.1)
Share-based and non-cash compensation	(8,279)	(6.8)	(8,530)	(5.7)	(3,683)	(2.4)	(16,808)	(6.2)	(11,972)	(4.3)
Impairment and restructuring charges	(3,182)	(2.6)	(4,978)	(3.3)	(8,114)	(5.4)	(8,160)	(3.0)	(12,775)	(4.5)
Litigation costs	(16)	—	(151)	(0.1)	(781)	(0.5)	(167)	(0.1)	(1,527)	(0.5)
Acquisition, integration and restructuring related costs	(848)	(0.7)	(1,972)	(1.3)	(2,753)	(1.8)	(2,821)	(1.0)	(5,069)	(1.8)
Adjusted operating expenses (Non-GAAP)	$63,333	52.1	$62,872	41.7	$61,913	41.2	$126,205	46.4	$118,854	42.2

	Three Months Ended						Six Months Ended
	March 29, 2019		December 28, 2018		March 30, 2018		March 29, 2019		March 30, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Loss from operations - GAAP	$(30,211)	(23.5)	$(14,397)	(9.6)	$(23,396)	(15.6)	$(44,608)	(16.0)	$(46,389)	(16.5)
Amortization expense	19,756	16.3	20,572	13.7	19,926	13.2	40,327	14.8	39,065	13.9
Share-based and non-cash compensation	9,190	7.6	9,063	6.0	4,635	3.1	18,252	6.7	13,851	4.9
Impairment and restructuring charges	3,182	2.6	3,987	2.6	10,681	7.1	7,169	2.6	15,343	5.5
Litigation costs	16	—	151	0.1	781	0.5	167	0.1	1,527	0.5
Acquisition, integration and restructuring related costs	879	0.7	2,519	1.7	3,112	2.1	3,398	1.2	5,765	2.0
Deferred revenue	(7,000)	(5.8)	—	—	—	—	(7,000)	(2.6)	—	—
Adjusted (loss) income from operations (Non-GAAP)	$(4,188)	(3.4)	$21,895	14.5	$15,739	10.5	$17,705	6.5	$29,162	10.4

Depreciation expense	7,539	6.2	7,612	5.1	7,622	5.1	15,151	5.6	15,088	5.4
Adjusted EBITDA (Non-GAAP)	$3,351	2.8	$29,507	19.6	$23,361	15.5	$32,856	12.1	$44,250	15.7

	Three Months Ended						Six Months Ended
	March 29, 2019		December 28, 2018		March 30, 2018		March 29, 2019		March 30, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net loss - GAAP	$(46,204)	(36.0)	$(23,396)	(15.5)	$(15,484)	(10.3)	$(69,600)	(24.9)	$(38,053)	(13.5)
Amortization expense	19,756	16.3	20,572	13.7	19,926	13.2	40,327	14.8	39,065	13.9
Share-based and non-cash compensation	9,190	7.6	9,063	6.0	4,635	3.1	18,252	6.7	13,851	4.9
Impairment and restructuring charges	3,182	2.6	3,987	2.6	10,681	7.1	7,169	2.6	15,343	5.5
Warrant liability expense (gain)	1,607	1.3	(5,468)	(3.6)	(17,015)	(11.3)	(3,862)	(1.4)	(31,624)	(11.2)
Non-cash interest, net	1,015	0.8	1,015	0.7	1,508	1.0	2,031	0.7	2,536	0.9
Litigation costs	16	—	151	0.1	781	0.5	167	0.1	1,527	0.5
Acquisition, integration and restructuring related costs	879	0.7	2,519	1.7	3,112	2.1	3,398	1.2	5,765	2.0
Production and product line exits	—	—	—	—	—	—	—	—	—	—
Discontinued operations	—	—	—	—	18	—	—	—	5,617	2.0
Equity investment and sale of business losses	4,415	3.6	4,446	3.0	4,085	2.7	8,860	3.3	4,085	1.5
Deferred revenue	(7,000)	(5.8)	—	—	—	—	(7,000)	(2.6)	—	—
Tax effect of non-GAAP adjustments	1,552	1.3	4	—	(3,762)	(2.5)	1,556	0.6	(2,986)	(1.1)
Adjusted net (loss) income (Non-GAAP)	$(11,592)	(9.5)	$12,893	8.6	$8,485	5.6	$1,298	0.5	$15,126	5.4

	Three Months Ended						Six Months Ended
	March 29, 2019		December 28, 2018		March 30, 2018		March 29, 2019		March 30, 2018
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net loss - GAAP	$(46,204)		$(23,396)		(15,484)		(69,600)		(38,053)
Warrant liability gain	—		(5,468)		(17,015)		(3,862)		(31,624)
Net loss - diluted	$(46,204)	$(0.71)	$(28,864)	$(0.44)	$(32,499)	$(0.50)	$(73,462)	$(1.12)	$(69,677)	$(1.07)

Adjusted net (loss) income (Non-GAAP)	$(11,592)	$(0.18)	$12,893	$0.20	$8,485	$0.13	$1,298	$0.02	$15,126	$0.23

	Three Months Ended			Six Months Ended
	March 29, 2019	December 28, 2018	March 30, 2018	March 29, 2019	March 30, 2018
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	65,531	65,444	65,132	65,610	65,120
Incremental shares	425	129	478	155	489
Adjusted diluted shares (Non-GAAP)	65,956	65,573	65,610	65,765	65,609

	Three Months Ended						Six Months Ended
	March 29, 2019		December 28, 2018		March 30, 2018		March 29, 2019		March 30, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$9,402	7.3	$8,773	5.8	$7,970	5.3	$18,175	6.5	$15,209	5.4
Non-cash interest expense	(1,016)	(0.8)	(1,015)	(0.7)	(1,508)	(1.0)	(2,031)	(0.7)	(2,536)	(0.9)
Adjusted Interest Expense (Non-GAAP)	$8,386	6.9	$7,758	5.1	$6,462	4.3	$16,144	5.9	$12,673	4.5

	Three Months Ended						Six Months Ended
	March 29, 2019		December 28, 2018		March 30, 2018		March 29, 2019		March 30, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$23,929	18.6	$2,909	1.9	$10,621	7.1	$26,838	9.6	$11,156	4.0
Capital expenditures	(11,079)	(9.1)	(11,521)	(7.6)	(12,756)	(8.5)	(22,600)	(8.3)	(26,580)	(9.4)
AppliedMicro transaction-related payments	—	—	—	—	—	—	—	—	4,015	1.4
Free cash flow (Non-GAAP)	$12,850	10.6	$(8,612)	(5.7)	$(2,135)	(1.4)	$4,238	1.6	$(11,409)	(4.1)
Free cash flow as a percentage of Adjusted net income	111%		(67)%		(25)%		327%		(75)%